Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is executed as of the 15th day of October, 2019, by and between 128 Spring Street Lexington, LLC, as landlord (“Landlord”) and Cyteir Therapeutics, Inc., as tenant (“Tenant”).

B A C K G R O U N D:

A.    Reference is made to a certain Lease between Landlord and Tenant dated August 8, 2018 (the “Lease”), pursuant to which Tenant is currently leasing from Landlord approximately 7,442 rentable square feet of space (the “Original Premises”) on portions of the 500 Level of Building A located at 99 Hayden Avenue, Lexington, Massachusetts. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

B.    Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.    Landlord and Tenant desire to amend the Lease in certain respects as provided herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree, and amend the Lease, as follows:

1.    Premises. The Original Premises is located on the 500 Level of Building A. As of the Expansion Commencement Date (defined below), (i) approximately 7,194 rentable square feet on the 400 Level of Building A as more particularly shown on the attached Exhibit A (the “Expansion Premises”), shall be added to and incorporated into the Original Premises, subject to the terms of this First Amendment (the Original Premises and the Expansion Premises being collectively referred to as the “Premises”),(ii) the Premises shall consist of a total of approximately 14,636 rentable square feet, and (iii) Tenant’s Pro Rata Share shall be increased to 7.79% (subject to Section 4.06 of the Lease); provided, however, that while the Permitted Uses for the Original Premises shall remain as set forth in the Lease, the Permitted Uses with respect to the Expansion Premises shall be limited to general office, research and laboratory use(s) (including research and development, but not as a vivarium or for the testing of animals) to the extent permitted by applicable zoning ordinances.

Except as specifically set forth in this First Amendment, from and after the Expansion Commencement Date, the Expansion Premises shall be deemed part of the Premises for all purposes, including, but not limited to, the Term set forth in Section 3.01 of the Lease and the Right to Extend set forth in Section 3.03 of the Lease.

2.    Delivery. Tenant shall accept the Expansion Premises as of the date the Initial Expansion Improvements are Substantially Complete (the “Expansion Premises Commencement Date”) which shall include (a) the roof and all Core Building Systems relating thereto (i) in good working condition and (ii) suitable for laboratory use, (b) the HVAC (but not any Tenant’s HYAC Unit) in good working condition, (c) and otherwise in “as-is” condition. Tenant acknowledges that except as expressly set forth herein, neither Landlord nor any person acting under Landlord has made any representation a.5 to the condition of the Property or the suitability of the Property for Tenant’s intended use. By occupying the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in their condition as of the date of such occupancy and Landlord shall be deemed to have completed all of its obligations under this Section 2.

3.    Initial Tenant Improvements for Expansion Premises.

a.

Tenant shall promptly provide Landlord with all necessary information regarding Tenant’s space planning needs for the Bxpansio11 Premises for Landlord’s approval, such approval shall be subject to the standard set forth in Lease Section 10.05(a) (the “Initial Expansion Improvements”), which improvements shall be based upon and limited to the preliminary scope plan attached hereto as Exhibit B. Following Landlord’s approval of the final scope of Initial Expansion Improvements, Landlord shall cause space plans and specifications (“Expansion Plans and Specifications”) therefore to be prepared, a copy of which shall be delivered to Tenant The Initial Expansion Improvements shall not include Tenant’s furniture, trade fixtures, equipment and personal property and are limited to the fit-up construction as generally laid out and specified on the Expansion Plans and Specifications. Tenant acknowledges that the Initial Expansion Improvements, except as expressly provided in the Expansion Plans and Specifications, will be substantially designed and constructed to the general quality of the design and construction of the Building and in accordance with Landlord’s building standards for the Building.

b.

Tenant agrees that Landlord shall have no obligation to make any material changes to the Plans and Specifications requested by Tenant, provided, however, to the extent Landlord agrees to any changes whether material or immaterial, Tenant agrees that any additional actual cost to Landlord, in excess of the Expansion Allowance resulting from such approved changes shall be the responsibility of Tenant and shall be paid in full by Tenant to Landlord within ten (10) business days of billing therefor by Landlord; and Tenant agrees that if any such changes do result in delay in Substantial Completion, same shall be deemed a Tenant Delay.

c.

Landlord shall proceed, using reasonable efforts, to obtain all necessary permits and approvals for the construction of the Initial Expansion Improvements, to engage a contractor or construction manager to perform or supervise the construction and to proceed to construct the Initial Expansion Improvements in substantial conformance with the Expansion Plans and Specifications. Landlord reserves the right to make changes and substitutions to the Expansion Plans and Specifications in connection with the construction of the Initial Expansion Improvements, provided same do not materially adversely modify the Expansion Plans and Specifications or the schedule or delivery of the Initial Expansion Improvements. In no event shall Landlord be liable to Tenant for any failure to Substantially Complete the Initial Expansion Improvements on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity; provided, however, in the event the Expansion Completion Date (as defined in subsection (d), below) has not occurred on or before May 1, 2020 (as such date shall be extended due to Tenant Delay or Force Majeure), then Tenant shall have the right to void this First Amendment by giving notice to Landlord of Tenant’s desire to do so by May 8, 2020; and, upon the giving of such notice, the Term of this Lease shall, unless the Expansion Completion Date occurs within thirty (30) days after Landlord’s receipt of such notice, this First Amendment shall be void and of no further force or effect as of the date that is thirty (30) days after Landlord’s receipt of such notice from Tenant, and neither party sha11 have any further liability or obligation on the part of either party with respect thereto.

d.

The Initial Expansion Improvements shall be deemed “Substantially Complete” on the date (the “Expansion Completion Date”) Tenant receives notice from Landlord that Landlord bas received a certificate of occupancy (temporary or permanent) or a fully- signed off building permit for the Expansion Premises issued by the Town of Lexington (the “Certificate of Occupancy”). Notwithstanding the foregoing, if any delay in the Substantial Completion of the Initial Expansion Improvements by Landlord is due to Tenant Delays, then the Expansion Completion Date shall be deemed to be the date (as set forth in a written notice from Landlord to Tenant) the Initial Expansion Improvements would have been Substantially Complete, if not for such Tenant Delays, as reasonably determined by Landlord. “Tenant Delays” shall have the same meaning as set forth in the Lease, but substituting (i) “Expansion Plans and Specifications” for “Plans and Specifications” and (ii) “Initial Expansion Improvements” for “Initial Tenant Improvements” If as a result of Tenant Delays the Initial Expansion Improvements are deemed Substantially Complete pursuant to the foregoing, but the Expansion Premises are not in fact actually ready for Tenant’s occupancy, Tenant shall not be entitled to take possession of the Expansion Premises for until the Expansion Premises are in fact actually ready for such occupancy.

e.

Within seven (7) business days after the Expansion Completion Date, Landlord and Tenant shall confer and create a specific list of any defects or incomplete remaining items of work with respect to the Initial Expansion Improvements (a “Punchlist”), Landlord shall complete such Punchlist items with reasonable diligence and Landlord shall have access to the Expansion Premises for such purposes. Except with respect to the items contained in the Punchlist, as of the Expansion Completion Date Tenant shall be deemed satisfied with the Initial Expansion Improvements, Landlord shall be deemed to have completed all of its obligations under this Section 3, and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder.

f.

Landlord shall pay the costs and expenses incurred by Landlord in connection with the performance and completion of the Initial Expansion Improvements in an amount not to exceed $323,730.00 (based on $4S.00 multiplied by 7,194 rentable square feet of the Expansion Premises) (the “Expansion Allowance”)and this shall be Landlord’s maximum contribution to the cost of constructing and installing the Initial Expansion Improvements. Landlord may include within the Expansion Allowance all reasonable, costs and expenses incurred by or on behalf of Landlord in connection with the Initial Expansion Improvements including without limitation, all design, review, permitting, bid preparation and bid review, construction, materials and supplies, and including a construction or project management fee payable to Landlord of three percent (3%) of the costs of the Initial Expansion Improvements. Landlord shall have no separate or additional obligation to pay Tenant the Improvement Allowance. Tenant shall be responsible for and promptly (but in no event longer than ten (10) days after request therefor) pay directly or pay to Landlord for, as appropriate, and indemnify and reimburse Landlord from and against, any actual costs of the Initial Expansion Improvements that are in excess of the Expansion Allowance including, without limitation, such costs over and above the Expansion Allowance necessary to complete the Initial Expansion Improvements as set forth in the Expansion Plans and Specifications, costs resulting from the Tenant’s upgrades from building standard construction materials or Tenant’s upgrades or changes to the Initial Expansion Improvements or any plans or specifications relating thereto. Landlord shall have the same rights and remedies which Landlord has upon the nonpayment of Base Rent and other charges due under this Lease for nonpayment of any amounts which Tenant is required to pay to Landlord or Landlord’s contractor in connection with the Initial Expansion Improvements or in connection with any construction in the Expansion Premises performed for Tenant by Landlord, Landlord’s contractor or any other person, firm or entity. Except for the Initial Expansion Improvements and any repairs expressly required to be made by Landlord under this Lease. Landlord shall have no obligation to perform any work or construction to make the Expansion Premises fit for use and occupation or for Tenant’s particular purpose or to make them acceptable to Tenant.

g.

In addition to the Expansion Allowance, upon the full use of the Expansion Allowance as provided herein, Landlord will make available to Tenant an additional allowance in an amount not to exceed $107.910.00 (based on $15.00 multiplied by 7,194 rentable square feet of the Expansion Premises) (the “Additional Expansion Allowance”), subject to repayment with interest as provided herein. The Additional Expansion Allowance shall be utilized for the same purposes of the Expansion Allowance and paid (and repaid) as provided below pursuant to the terms and conditions hereof. Notwithstanding anything to the contrary set forth in this Lease, all amounts disbursed or advanced under the Additional Expansion Allowance shall (together with interest as set forth below) be repaid to Landlord as Additional Rent on the following terms and conditions follows:

i.

Interest on the principal balance of the Additional Expansion Allowance from time to time outstanding shall accrue from the Expansion Premises Commencement Date at the rate of eight percent (8%) per year. Interest shall be calculated on the basis of a 360-day year times the actual number of days elapsed.

ii.

Until the first (1st) day of the month following the month in which the Expansion Premises Commencement Date shall have occurred (the “Expansion Allowance Conversion Date”), interest only on the principal balance of the Additional Expansion Allowance shall be payable monthly in arrears on the first (1st) day of each month.

iii.

From and after the Expansion Allowance Conversion Date. principal and interest on the principal balance of the Additional Expansion Allowance shall be payable, as Additional Rent, in arrears on the first (1st) day of each month in equal monthly installments and in a manner such that the entire principal and interest shall be paid by no later than the last day of the Initial Tenn.

iv.	Tenant may prepay the outstanding balance of the Additional Expansion Allowance, in whole or in part, and any accrued interest thereon; at any time, without premium or penalty.

h.

All components of the Initial Expansion Improvements shall be part of the Building. except only for such items as Landlord shall designate in writing to be removed by Tenant on the termination of this Lease, which notice shall be delivered to Tenant simultaneously with the approval of the Expansion Plans and Specifications.

i.

This First Amendment is subject to Landlord obtaining all permits, licenses and approvals necessary to allow Landlord to construct the Initial Expansion Improvements and obtain a Certificate of Occupancy with respect thereto; and if despite Landlord’s commercially reasonable efforts Landlord shall be unable to obtain such permits, license or approvals on or before the six (6) month anniversary of this First Amendment, or Certificate of Occupancy on or before June 15, 2020, and is therefore unable to commence or complete the Initial Expansion Improvements, then this First Amendment may be rendered void and of no further force or effect by Landlord or Tenant by written notice to the other,. and neither party shall have any further liability or obligation on the part of either party with respect thereto.

4.    Base Rent. Tenant shall continue to pay Base Rent for the Premises to Landlord in the manner and at the times set forth in Section 4.01 of the Lease, in advance, without demand, notice, deduction or set off, (i) with respect to the Original Premises at the rates set forth in Article 1 of the Lease and (ii) with respect to the Expansion Premises, commencing on the earlier to occur of (a) the date on which Tenant commences business operations in all or any portion of the Expansion Premises or (b) the Expansion Completion Date (the “Expansion Premises Rent Commencement Date”), at the following rates:

Period	Annual RSF	Annual Base Rent	Monthly Installment
Expansion Premises Rent Commencement Date- end of the first Expansion Lease Year	$46.00	$330,924.00	$27,577.00
Expansion Lease Year 2	$47.38	$340,851.72	$28,404.31
Expansion Lease Year 3	$48.80	$351,067.20	$29,255.60
Expansion Lease Year 4	$50.26	$361,570.44	$30,130.87
Expansion Lease Year 5 (if applicable)	$51.77	$372,433.38	$31,036.12

For purposes of this Section 4, the term “Expansion Lease Year” shall refer to a period of consecutive 12 months, the first commencing on the Expansion Premises Rent Commencement Date and each successive 12 month period during the Term (except for the last Expansion Lease Year, which shall end on the expiration date of the Term).

Base Rent for the Extension TeI111, if exercised, shall be as provided in Section 3.03(b) of the Lease as to both the Original Premises and the Expansion Premises.

5.    Additional Rent. Tenant shall continue to pay Additional Rent, including, without limitation, Tenant’s Pro Rata Share of Taxes, Utilities, Insurance premiums, and Operating Expenses; provided, however, that from and after the Expansion Commencement Date, Tenant’s Pro Rata Share shall be as set forth in Section 1 of this First Amendment.

6.    Security Deposit. On or before the Expansion Commencement Date, Tenant shall increase the Letter of Credit Amount from $143,258.50 to $255,317.10 by providing Landlord with either (i) a substitute letter of credit in the increased amount in exchange for the existing letter(s) of credit which Landlord is then holding or (ii) an amendment to the existing letter(s) of credit then held by Landlord, in either case in form and substance reasonably acceptable to Landlord and which is accepted by Landlord in writing. The reduction schedule set forth in Article 15 of the Lease is hereby deleted in its entirety and replaced with the following:

Reduction Date	New Reduced Letter of Credit Amount
November 1, 2020	$204,253.68
November 1, 2021	$153,190.26

Except as expressly set forth in this First Amendment, such letter(s) of credit shall be subject to Article 15 of the Lease.

7.    Right of First Offer. From and after the Expansion Premises Commencement Date, the term “Additional Space” as defined in Section 2.02 of the Lease shall be expanded to include contiguous spaces in Buildings A and Bas shown on the four (4) plans comprising Exhibit C, attached hereto (the “New Additional Spaces”). Tenant understands that its rights under Section 2.02 of the Lease as to the New Additional Spaces are and shall be subject and subordinate to any options to lease or any rights of first negotiation, first offer or first refusal to lease granted to other tenants of the Building prior to the date of execution and delivery of this First Amendment.

8.    Signage. Landlord, at Landlord’s cost (which costs may be included in Operating Expenses), shall provide Tenant with identification on existing multi-tenant signs or directories in Building A and on other existing common area signage, as appropriate. Such signs will be consistent with standard Building signage and will conform to local regulations.

9.    Roof Rights. Tenant shall have the same license and rights and obligations with respect to the roof of Building A to benefit the Expansion Premises as are set forth in Section 2.02 of the Lease.

10.    Successors: Conflicts. This First Amendment shall be binding upon the parties and their respective successors and assigns. To the extent the terms and conditions of the Lease expressly conflict with or are expressly inconsistent with this First Amendment, the terms and conditions of this First Amendment shall control.

11.    Parking. Tenant shall continue to have the appurtenant right to unreserved parking spaces, as more particularly described in Section 2.0l(d) of the Lease, calculated at the ratio of 2.5 parking spaces per 1,000 per rentable square feet of the Premises (as expanded by this First Amendment).

12.    Loading Dock. Tenant shall continue to have the appurtenant right to use the loading dock, as set forth in Section 2.0I(b) of the Lease.

13.    Brokers. Tenant represents and warrants to Landlord that it has not directly or indirectly dealt, with respect to this First Amendment, with any broker or had its attention called to the Expansion Premises or other space to let at the Property, etc. by anyone other than Newmark Knight Frank. Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims for a commission arising out of the execution and delivery of this First Amendment or out of negotiations between Landlord and Tenant with respect to the leasing of other space at the Property. Landlord is responsible for paying all commissions to Newmark Knight Frank pursuant to separate agreement(s) therewith.

14.    Miscellaneous. Except as expressly modified herein, the Lease shall remain unmodified and in full force and effect. The provisions of this First Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature to this First Amendment.

15.    Counterparts and Electronic Execution. This First Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a Portable Document Format (PDF) (or similar electronic counterpart including DocuSign) copy of the signed counterpart of this First Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or PDF (or similar electronic counterpart) copy of the signed counterpart of this First Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request. In addition. this First Amendment, any other document necessary for the consummation of the transaction contemplated by this First Amendment may be accepted, executed or agreed to through the use of DocuSign or other means of electronic signature acceptable to Landlord and in accordance with the Electronic Signatures in Global and National Commerce Act (“ E-Sign Act” ), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act(“ UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed. The exchange of executed copies of this First Amendment or any subsequent amendment or modification hereof by facsimile, DocuSign or PDF (or other electronic means) transmission shall constitute effective execution and delivery of this First Amendment or such amendment or modification. as applicable, as to the parties for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have executed this First Amendment to Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the date first written above

LANDLORD:		TENANT:

128 Spring Street Lexington, LLC		Cyteir Therapeutics, Inc.

By:	/s/ Stephen N. Faber	By:	/s/ Markus Renschler
Name: Stephen N. Faber		Name: Markus Renschler, MD
Title: Authorized Signatory		Title: President & CEO, Cyteir Therapeutics Inc.
Hereunto Duly Authorized

Exhibit A

PLAN SHOWING THE EXPANSION PREMISES

This plan is to show the location of the Expansion Premises only and may not depict the current condition of the Expansion Premises. Any furniture shown hereon is for illustrative purposes only and shall not be included with delivery of the Expansion Premises.

Exhibit C

PRELIMINARY SCOPE PLAN

Exhibit C

ADDITIONAL SPACES